EXHIBIT 10.35



               Indianapolis Power & Light Company






                        UNFUNDED DEFERRED

                        COMPENSATION PLAN


                               FOR


                            OFFICERS






                    Adopted November 30, 1993

                 Effective as of January 1, 1994

               UNFUNDED DEFERRED COMPENSATION PLAN

                          FOR OFFICERS


     RESOLVED, that effective January 1, 1994, there be and hereby is, established and adopted, an unfunded deferred compensation plan (the "Plan") for Officers of Indianapolis Power & Light Company ("the Company") with respect to all or a part of their base salary earned on or after January 1, 1994, the terms and conditions of which are as follows:
 (l) The Plan shall be unfunded so that the Company is under merely a contractual duty to make payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way. The Plan shall not be construed as an agreement, consideration or inducement of employment or as affecting in any manner the rights or obligations of the Company or of the Officer to continue or to terminate the employment relationship at any time.
 (2) On or before December 31, 1993, or December 31 of any year thereafter, an Officer may elect annually to defer receipt of all or a specified part of his or her base salary by submitting to the Secretary of the Company a written election for a specified period of years that is not less than one calendar year and does not extend beyond the year the Officer reaches his or her 70th birthday, the form for which election is attached hereto, made a part hereof and marked Exhibit A. A person elected as an Officer who was not an Officer on the preceding December 31, or whose term of office did not begin until after such date, may elect, before his or her term begins, to defer all or a specified part of his or her base salary for the balance of the calendar year.
 (3) The amount deferred shall be withheld in twenty-six (26) substantially equal bi-weekly installments. No amount deferred hereunder shall be paid to an Officer until after the end of the period elected.
 (4) The Company shall maintain a deferred compensation account for each Officer participating in the Plan with respect to deferred base salary and credit the account with interest on December 31 of each year at the Current Interest Rate, as later defined. Interest credited to the account will bear interest (compounded annually) at the same rate.
 (5) Any amount deferred under paragraph (2) above, together with accumulated interest, shall, at the Officer's election, be distributed either in a one lump sum payment or in substantially equal annual installments over any period of from two to ten years, with the lump sum or first installment being payable as soon as practicable after the first day of the calendar year immediately following the period elected and with any additional installments being payable as soon as practicable after the first day of each succeeding year thereafter. Amounts held pending distribution pursuant to this item shall continue to accrue interest on December 31 of each year at the Current Interest Rate, as later defined.
 (6) An election under paragraphs (2) and (5) above, as to the amount deferred and the timing of the payment of such deferred amount, shall be made by the Officer at the time the Officer first elects to defer receipt of all or a part of his or her base salary. A new election may be made each year; however, no change may be made in an election after the December 31 preceding the year in which the base salary is to be deferred, except that beneficiaries may be changed at any time prior to the payment of any deferred amount.
     Any change in an election made by an Officer after any such December 31, will not be given effect by the Company.
 (7) (a) Upon the death of an Officer or a person who has ceased to be an Officer, prior to the receipt by such Officer of any deferred amounts and interest from his or her account, all such deferred amounts and interest in such account shall be payable to his or her estate in one lump sum within ninety (90) days following his or her death, unless an Officer elects pursuant to this paragraph (7) to have such account balance paid to a beneficiary designated in writing by such Officer; in which event, such account balance shall be payable to such beneficiary, at the Officer's election, either in one lump sum within ninety (90) days following the date of death, or in substantially equal annual installments over a ten year period beginning as soon as practicable after the first day of the calendar year immediately following the year of death.
     (b) In the event of the death of an Officer or a person who has ceased to be an Officer after he or she begins receiving installments from the deferred compensation account under paragraph
     (5) above, the remaining installments shall be paid, when due, to his or her designated beneficiary, if living; otherwise, the balance in the deferred compensation account shall be paid in one lump sum to his or her estate within ninety (90) days following his or her death.
     (c) If a designated beneficiary has begun receiving installments under this paragraph (7), but dies before receiving the last installment, the balance in the deferred compensation account shall be paid in one lump sum to such beneficiary's estate within ninety
     (90) days following his or her death.
     (d) Amounts held by the Company pending distribution pursuant to this paragraph (7) shall continue to accrue interest at the Current Interest Rate, as later defined.
 (8) The Officer and his or her beneficiary, as determined pursuant to paragraph (7) above, shall not have any right to anticipate, alienate or assign any rights under this Plan, and any effort to do so shall be null and void. The monthly benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent permitted by law.
 (9) The chief executive officer of the Company shall be empowered to place the Plan in effect under such additional conditions and terms as shall not be inconsistent with the terms stated above and as shall not jeopardize the status of the Plan as a deferred compensation plan that allows an Officer of the Company not to include deferred amounts (including interest) in gross income under Federal income tax laws until the taxable year or years such amounts are actually paid.
(10) The term "Current Interest Rate" shall mean the rate in effect on December 31 of each calendar year that is equal to the Company's cost of capital as determined by the Indiana Utility Regulatory Commission in the Company's last general retail electric rate order, unless otherwise determined by this Board of Directors.

To:  The Corporate Secretary
     Indianapolis Power & Light Company


           Officer Election to Defer 1995 Compensation

     The undersigned Officer of Indianapolis Power & Light Company (the "Company"), under the Unfunded Deferred Compensation Plan for Officers adopted November 30, 1993 by a resolution of the Board of Directors of the Company, which becomes effective as of January 1, 1995, hereby elects under
Paragraph 2 of the Plan to defer $           of such Officer's 1995 base
salary for      year(s) (not less than one year) beginning January 1, 1995
and ending December 31,      (not beyond the year Officer reaches his or her
70th birthday).

     The undersigned Officer understands that this annual election to defer his or her base salary, including the method for distributing deferred amounts, is irrevocable as to the amount and period selected and will not continue from year to year.

Additional Elections permitted under Paragraphs (5) and (7) of the Plan:

                         (Select A or B)

     A. Distribution to be made to me in one lump sum in accordance with the Plan following the deferral period selected.

     B. Distribution to be made to me in equal annual installments over a period of _____ years (not less than two (2) years or more than ten (10) years) in accordance with the Plan following the deferral period selected.

                       (Select C, D or E)

     C. Deferred amounts to be payable to my estate in one lump sum within ninety (90) days following my death.

     D. Deferred amounts to be payable to the beneficiary designated below in one lump sum within ninety (90) days following my death.

     E. Deferred amounts to be payable to the beneficiary designated below in equal annual installments over a ten (10) year period beginning the first day of the calendar year following my death.


Beneficiary:
                    Name                Address


Dated this        day of December, 1994


Check one:

This is   a new election.
         a change of beneficiary.

                                        Officer,
                                      Indianapolis Power & Light
                                         Company



Exhibit A